EXHIBIT 99.1

PRESS RELEASE
December 1, 2006

Centenary International Profiles the Argentine Businessman Cristobal Manuel Lopez

Mr. Cristóbal Manuel López, who became holder of the major part of the stocks of Centenary International Corp. in November 2006, is an Argentine businessman, mainly devoted to develop businesses related to energy within South America, especially in the area of oil and gas production services.

He started in said industry at the beginning of the eighties, working as provider of special transportation services for Repsol YPF (ex YPF State Corporation) (CIK code 0000847838). Said services were related to the activity of wells drilling in the Basin of San Jorge Gulf (Provinces of Chubut and Santa Cruz - Argentina), through the company named Cristóbal Manuel López SRL., which was later called Clear SRL, and still keeps that name.
Through this company, he uninterruptedly rendered special transportation services of liquid and solid cargoes for the Argentine hydrocarbon industry, as well as services of deparaffination (hot-oil), cargo hoisting (cranes), and other complementary activities for clients such as Repsol YPF, Pan American Energy (PAE) (CIK code 0001145578), Sipetrol (ENAP), Petrobras (ex Perez Companc) (CIK code 0001099205), CAPSA, and others.

At the beginning of the nineties, he set up the company named Almeria Austral S.A. dedicated to services of perforation, completion and workover of oil wells. The first equipment of said business unit was acquired from Repsol YPF and later they incorporated equipment and tools from USA, Venezuela, Peru, Paraguay, Bolivia and Brazil. When it was sold in 2001, this company had 10 drilling rigs and 1 unit of completion equipment rendering services, which were operating in all the productive basins of Argentina (Austral, San Jorge Gulf, Neuquina and Cuyana), as well as 5 drilling rigs being modernized -3 in Argentina and 2 in Venezuela-, and 2 units of completion equipment in Argentina. The staff was formed by more than 500 people, including professionals and technicians with an average of 20 years working in the industry. Almeria Austral S.A performed comprehensive processes of wells construction for the firms Repsol YPF (Las Heras, Drill600 project, 2000/2001, jointly with Pride San Antonio), ALPA Engineering (Anticlinal Aguada Bandera Project, 1999/2000, jointly with Schlumberger), Repsol ASTRA (Manantiales Behr Project, 1999/2000/2001, jointly with Schlumberger) and other smaller ones.

From its foundation and till the date the capital stock was transferred to Pride International SA (USA) (CIK code 0000833081) on July 2001, the company drilled more than 1,200 wells, including exploratory drilling, outpost and development, for clients such as Repsol YPF, Petrobras, ASTRA, ALPA Engineering, Formicruz, AEC (Alberta Energy Company) (CIK code 0000927600), Schlumberger (CIK code 0000087347), Tecpetrol, Gas Medanitos, among others.

At the beginning of 2001, he starts the company Oil M&S S.A., dedicated to provide comprehensive services regarding production, maintenance, reservoirs, and the environment for the hydrocarbon industry. Nowadays, the company has more than 1,000 direct employees, and renders services to the most important operators of hydrocarbon areas in Argentina, such as Repsol YPF, PAE, APACHE (CIK code 0000006769), OXI, Petrobras, ENAP, and other smaller ones. The main activities are the following ones:

- earthwork (construction of roads and locations, including oil fields and authorization management dealt with rural superficiaries)
- starting up of wells (laying of flowlines)
- energy supply lines (electricity and/or gas)
- setting of extraction systems (AIB, PCP, others)
- construction works, civil building, setting and mechanical development of ducts and surface installations (facilities, batteries, oil and water treatment plants)
- services for oil and water treatments; operation and maintenance of similar installations (treatment plants, ducts, pumping units, injection plants of secondary recovery, etc.) jointly with Clariant (CIK code 0001366235), supplier of chemical products for treatment
- services of environmental recovery due to oil residues (petroleum-contaminated soils, disused installations, petroleum-contaminated consumables and materials) and dangerous waste (tank bottoms)
- laboratory services for quality tracking in oil, water, and the environment (soil, air, and water) unique in Latin America
- road services and assistance in oil fields
- preventive and corrective maintenance of extraction systems as AIB and PCP
- reservoirs services, formed by a multidisciplinary team of geologists, geophysicists, reservists, and geochemists;
as well as other smaller activities related to hydrocarbons exploitation.

Since 2004 Oil M&S S.A. has entered into the complete operation of oil fields, and therefore, the company has obtained exploration and production concessions in Argentina (Provinces of Chubut and San Juan) and Brazil (San Francisco and Solimoes). At present, it is one of the most important characters within the bidding processes in the provinces of Rio Negro, La Pampa, Mendoza, Chubut and Santa Cruz (Argentina), and is looking forward to obtaining new exploration and production concessions in a short term.

Nowadays, Mr. López is also actively involved in businesses in Argentina, within areas related to the production of olives and olive oil, farming (sheep, cattle and oilseeds), public services (public transport and rubbish collection) as well as entertainment.